Exhibit 14.0

Auburn Bancorp, MHC

Auburn Bancorp, Inc.

Auburn Savings Bank, FSB

STATEMENT

The activities of Auburn Bancorp, Inc. and Auburn Bancorp, MHC (collectively, the “Companies”) and Auburn Savings (the “Bank”) are affected by laws and regulations, as well as by the Companies’ and the Bank’s responsibilities to its community, its customers, and its employees. This Code of Ethical Conduct is meant to reflect not only legal and regulatory requirements that the Companies and the Bank must adhere to, but also the standards by which their employees (herein meant to include officers and directors as well as regular staff) are expected to conduct themselves.

CONFLICT OF INTEREST

Employees must not use their position for private gain, to advance personal interests, or to obtain favors or benefits for themselves, members of their family, or any other individuals or business entities with which they are connected.

A basic premise of this Code of Ethical Conduct is that employees represent the Companies and the Bank and are obligated to act in the best interest of the Companies and the Bank and their customers and shareholders, without regard to their own personal or financial interest or activities. Employees are expected to recognize and avoid those situations where personal or financial interest or relationships might influence or appear to influence their judgment on matters affecting the Companies and the Bank.

No “presumption of guilt” is created by the mere existence of a relationship with customers or outside firms. However, if employees have influence on transactions involving purchases, contracts, or leases, or stand to benefit from customer transactions in which they are involved, it is imperative that they disclose this fact to senior management so that safeguards can be established to protect all parties.

When recommending attorneys, accountants, insurance agents, stockbrokers, real estate agents, or similar individuals or companies to customers, employees should, whenever possible, provide several names for consideration without indication of favoritism.

Employees should understand that a conflict of interest may arise when there is a mere opportunity for conflict to occur. Although employees may not intend to create a conflict of interest, they should manage their affairs to avoid even the appearance of such a conflict. If they have any doubt about a certain situation, they should contact their supervisor or an officer of the Companies or the Bank to discuss it immediately.

CONFIDENTIAL INFORMATION

Customers, suppliers, and employees expect the Companies and the Bank and their employees to keep information regarding their personal and business affairs in strict confidence at all times. Therefore, confidential information with respect to the Companies and the Bank and/or their customers, prospective customers, suppliers, and employees that is acquired in the course of business is to be used solely for business purposes of the Companies and the Bank and never to be discussed with or divulged to unauthorized persons.

Examples of confidential information include, but are not limited to, the following: customers’, suppliers’, or employees’ business relationships, loans, accounts, balances, credit ratings, experiences, or any other transaction with the Companies or the Bank; lists of clients, customers, or vendors of the Companies or the Bank; employee records; and other materials of the Companies or the Bank such as graphs, memoranda, reports, records, and software or hardware for use in computer or word processing equipment. [Note: The materials, products, designs, plans, ideas, and data of the Companies or the Bank are the property of the Companies and/or the Bank and should never be given to an outside firm or individual except through normal channels and with appropriate authorization.]

Generally, information concerning any particular customer, employee, or transaction may be released only with the written consent of the parties involved or upon receipt of legal process such as a subpoena or court order. Employees should refer unusual requests for information to their supervisors before taking any action.

Employees and former employees must never use or release confidential information without proper authorization.

The need for confidentiality extends to everyone, including family, friends, and acquaintances.

When employees leave the Companies or the Bank, they may not retain any confidential information.

Confidential information available to one department of the Companies or the Bank should only be communicated to other departments when there is a legitimate business need to know.

Employees who disclose confidential information without proper authorization will be subject to disciplinary action, up to and including possible termination or employment, even if they did not actually benefit from disclosing the information.

Use or disclosure of confidential information may also result in civil or criminal penalties.

FINANCIAL ACCOUNTABILITY AND INTERNAL CONTROLS

The Companies and the Bank have adopted various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations. All employees of the Companies and the Bank are expected to be familiar with, and operate within, the established internal procedures and controls that relate to their jobs or positions. The Companies’ and the Bank’s internal and external auditors periodically audit internal control policies and procedures and the Companies’ and the Bank’s compliance with them in order to assess the sufficiency of these controls. All employees involved in these periodic assessments are expected to provide complete and accurate information in a timely manner.

Management is responsible for ensuring that any accounting entries or adjustments that materially depart from generally accepted accounting principles are approved by Auburn Bancorp, Inc.’s Audit Committee and reported to the independent auditors. Employees must not interfere with or seek to improperly influence (directly or indirectly) the review or auditing of the Companies’ and the Bank’s financial records by the Audit Committee or independent auditors.

If any employee becomes aware of any questionable transaction or accounting practice concerning the Companies or the Bank or their assets, he or she should report the matter immediately to a member of the Audit Committee.

INTEGRITY OF ACCOUNTING AND FINANCIAL INFORMATION

The Companies and the Bank are required under U.S. federal securities laws and generally accepted accounting principles to keep books, records and accounts that accurately reflect all transactions and to provide an adequate system of internal accounting and controls. All accounting records are expected to be compiled accurately, with the appropriate accounting entries properly classified when entered on the books.

Employees must never issue any information relating to the Companies or the Bank that is deliberately false or misleading.

Employees must never approve on behalf of the Companies or the Bank any payment or transaction if they know that it is made with the intention or understanding that part or all of such a payment or transaction will be used for any purpose other than that described by the documents supporting it.

Employees must never, under any circumstances or for any purpose, conceal or use for unlawful or improper purposes any fund, asset, or liability of the Companies and/or the Bank.

DISCLOSURES TO INVESTORS

Auburn Bancorp, Inc. is required under U.S. federal securities laws to provide the public with periodic disclosure regarding the Companies’ and the Bank’s business and financial condition (such as quarterly and annual reports and materials for Auburn Bancorp, Inc.’s annual shareholders’ meeting).  The Companies and the Bank have created disclosure controls and procedures which are designed to ensure that all public disclosures are accurate, complete and timely.  If you become aware that our public disclosures are not accurate, complete and timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter immediately to the Chief Executive Officer or the Audit Committee.

SPECIAL PROVISIONS APPLICABLE TO CERTAIN EXECUTIVE OFFICERS

Given the important position of trust and authority that they occupy, Auburn Bancorp, Inc.’s President and Chief Executive Officer and Treasurer and any other person serving as Auburn Bancorp, Inc.’s principal executive officer, principal financial officer, principal accounting officer or controller or performing similar functions (collectively, the “Financial Executives”) should act extremely cautiously in interpreting and applying this Code of Ethical Conduct. Financial Executives should consult with our legal counsel with respect to any proposed actions or arrangements that are not clearly consistent with the Code of Ethical Conduct.  In the event that a Financial Executive wishes to engage in a proposed action or arrangement that is not consistent with the Code of Ethical Conduct, the Financial Executive must obtain a waiver of the relevant provisions of the Code of Ethical Conduct from Auburn Bancorp, Inc.’s Audit Committee.

The Sarbanes-Oxley Act of 2002 imposes certain reporting requirements on Auburn Bancorp, Inc. with respect to the Financial Executives’ compliance with the Code of Ethical Conduct. In accordance with these requirements, Auburn Bancorp, Inc. will publicly report on a Current Report on Form 8-K any waivers of any provision of the Code of Ethical Conduct granted by its Board of Directors to any Financial Executive.

MAINTAINING ACCURATE AND COMPLETE COMPANY RECORDS

If employees believe they are or will be in violation of this Code of Ethical Conduct, they must disclose the facts of the situation to their supervisor or other appropriate officer of the Companies or the Bank. Failure to do so is a separate breach of this Code. Disclosure should always be in writing, and a written response to employees should be given by senior management. A file of disclosures and responses should be maintained.

Certain types of documents and records must be retained for specific periods of time because of legal and regulatory requirements. Any employee working with these types of documents and records, or who is uncertain whether the documents or records he or she is working with are subject to these “retention” requirements, should consult with his or her supervisor for guidance.

Whenever an employee becomes aware that documents or records of any type may be required in connection with a lawsuit or government investigation, he or she must preserve all possibly relevant documents. This means that he or she must immediately stop disposing of or altering those documents pertaining to the subjects of the litigation or investigation, even if that activity is ordinary or routine. If he or she is uncertain whether documents or records under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should contact the Chief Executive Officer.

MONEY LAUNDERING AND TRANSACTION STRUCTURING

The Bank may unknowingly be used to launder money derived from criminal activity. The intention behind these types of transactions is to hide ownership of the funds from the government. The Bank makes every effort to avoid being associated with money laundering or any other type of criminal activity, and expects all employees to contribute to this effort.

Employees must never knowingly and willfully launder money or assist someone in laundering money.

Employees must never willfully structure a transaction or assist someone in structuring a transaction to avoid the currency reporting or recording requirements of the Bank Secrecy Act.

Employees are expected to report immediately any suspicious activity they witness, including all attempts to launder money or structure a transaction.

Employees should note that those who violate these BSA requirements are subject to immediate dismissal and to serious fines and/or imprisonment.

EMBEZZLEMENT, THEFT, AND MISAPPLICATION OF FUNDS

The Companies and the Bank hold each employee responsible for maintaining accurate and complete records.

Employees who embezzle, steal, or willfully misappropriate any property, monies, funds, or credits of the Companies and/or the Bank, its customers, shareholders or its employees are subject to immediate dismissal, and to a fine or imprisonment or both.

USE OF CORPORATE NAME AND LETTERHEAD

Employees must never use the Companies’ or the Bank’s name, logo, and/or letterhead for any purpose other than in the normal course of official company business, unless expressly approved by senior management.

RELATIONSHIP WITH THE MEDIA

Employees should refer all questions or requests for information about the Companies and the Bank or their activities received from reporters or other media representatives to the Bank’s President to ensure consistency and accuracy of information.

GIFTS AND FEES

The Companies and the Bank expect their employees to comply with the requirements of the Federal Bank Bribery Act in their business dealings with customers and vendors. This statute prohibits the solicitation or receipt of anything of value (e.g., gift, favor, service, loan, fee, or other compensation) when the item is offered with the intent to influence a banking decision or business transaction, including but not limited to:

•	Approving overdrafts, or authorizing or accepting checks on uncollected funds;

•	Waiving Bank charges, late charges, or other normal fees;

•	Approving loans;

•	Waiving financial statements or other loan requirements; and

•	Awarding contracts or business engagements.

Things Offered to Employees

Employees must never accept fees for the performance of any act that the Companies and/or the Bank could have performed or that was performed in the course of doing business.

Employees must never corruptly solicit, demand, or accept anything of value in return for any business, service, or confidential information of the Companies and/or the Bank, with the intent of being influenced or rewarded, either before or after a transaction is discussed or consummated.

It is a federal crime for any officer, director, employee, agent, or attorney of the Companies or the Bank to engage in such activity. Some examples of transactions affected by this prohibition include extensions of credit, underwriting transactions, investment advice, trust matters, the opening of accounts, and purchases from suppliers.

It is not uncommon for bankers to have close social or family ties with some of those with whom they do business. Things of value exchanged between employees and family members or social friends are not covered by this Code of Ethical Conduct if they are exchanged solely because of the family or social relationship and not in connection with a bank transaction or bank business. However, the exchange of things of value that may create the appearance of a conflict of interest should be avoided.

Although acceptance of things of value in connection with bank business is generally prohibited, employees may accept the following gifts from customers or vendors if these gifts are not offered in connection with a specific business transaction; they are not intended to influence any decision; they are unsolicited; they are infrequent; and they are of nominal value (herein defined as being of a cost or value not exceeding $100): (a) meals, refreshments, travel arrangements or accommodations, or entertainment in the course of a meeting or other occasion the purpose of which is to hold bona fide business discussions or to foster better business relations, provided the benefit would be paid for by the Bank as a reasonable expense if not paid for by another party; (b) advertising or promotional material such as pens, pencils, note pads, key chains, calendars and similar items; (c) discounts or rebates on merchandise or services that do not exceed those available to other customers; and (d) gifts that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas, bas or bar mitzvah; and civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.

However, gifts of cash in any amount are expressly prohibited. Also, in view of RESPA’s strict anti-kickback provisions, exceptions (a) and (d) listed above should not be allowed when the thing of value is offered by (or to) a credit settlement service provider.

Employees must make full and timely disclosure to management and receive management’s written response whenever any situation arises with regard to matters concerning things of value. Permanent files of all disclosures and responses should be maintained.

On a case-by-case basis, the Companies or the Bank may approve other circumstances, not described herein, in which employees may accept something of value in connection with business of the Companies or the Bank. Approval may be given in writing by senior management, after consultation with legal counsel, on the basis of a full written disclosure of all relevant facts submitted by the employee, provided all actions comply with state and federal laws.

Things Offered by Employees

Employees may not, on behalf of the Companies or the Bank in connection with any transaction or business of the Companies or the Bank, directly or indirectly give, offer, or promise anything of value to any individual, business entity, organization, governmental unit, public official, political party, or any other person for the purpose of influencing the actions of the recipient. This prohibition does not apply to gifts or bonuses offered to customers as part of legitimate product promotions.

The person who improperly offers or promises something of value under the above mentioned circumstances is guilty of the same offense as the person who improperly solicits, demands, or accepts a thing of value. Substantial criminal penalties can result from noncompliance.

This standard of conduct is not intended to prohibit normal business practices such as providing meals, entertainment, tickets to cultural and sporting events, promotional gifts, favors, discounts, price concessions, or gifts given as a token of friendship or on special occasions (such as Christmas), so long as they are of nominal and reasonable value under the circumstances and promote the legitimate business interests of the Companies and/or the Bank. However, gifts of cash in any amount are expressly prohibited. Also, in view of RESPA’s strict anti-kickback provisions, gifts should generally not be allowed when the thing of value is offered to a credit settlement service provider.

INSIDER TRADING

It is illegal to buy or sell securities (either personally or on behalf of others) on the basis of material, nonpublic information. It is also illegal to communicate (i.e., to “tip”) material, nonpublic information to others so that they may buy or sell securities on the basis of that information. If you know material, nonpublic information about the Companies and/or the Bank or any other company, including contractors, suppliers or business partners, you are prohibited from trading (directly or indirectly) or tipping others to trade in the securities of that company.

Material, nonpublic information is factual information that a reasonable investor would want to know before making an investment decision. Examples of material, nonpublic information include:

▪	Quarterly or annual financial results

▪	Financial forecasts

▪	Significant financial developments

▪	Possible mergers, acquisitions, joint ventures or divestitures

▪	Significant product developments

These prohibitions continue for as long as the information you know remains material and nonpublic. Anyone who gives such nonpublic information to others may be subject to disciplinary action, up to and including termination of employment, as well as potential criminal prosecution.

ESTATE MATTERS

Employees must never demand, request, or solicit any benefit under a will or trust instrument of a Bank customer.

Neither employees nor members of their immediate family (with certain limited exceptions) may accept any benefit under a will or trust instrument of a Bank customer unless the customer is a member of their family.

Neither employees nor members of their immediate family may personally serve as personal representative, trustee, or guardian of an estate or trust of a Bank customer unless the customer is a member of their family.

In all estate or trust matters involving employees where the Bank is a fiduciary, senior management must be consulted in advance in order to ensure compliance with applicable laws and regulations.

Exceptions to these prohibitions may be allowed only with senior management approval, after consultation with legal counsel to ensure compliance with applicable state and federal laws.

OUTSIDE ACTIVITIES OF OFFICERS AND STAFF

Officers and staff must disclose all current outside employment to senior management and must get senior management approval before engaging in any new outside employment opportunities.

Acceptance of outside employment, outside speaking engagements, election to the board of directors of other organizations, representation of Bank customers in dealings with the Companies or the Bank, and participation in activities on behalf of outside organizations or in political activities represent potential conflicts of interest. Appropriate gainful employment outside the Companies or the Bank is permissible but should be brought to the attention of senior management. Officers and staff should not engage in outside employment that interferes with the time and attention that must be devoted to their duties at the Companies and/or the Bank or that adversely affects the quality of the work they perform.

Outside employment should not compete or conflict with the activities of the Companies or the Bank; involve any use of company equipment, supplies, or facilities; imply sponsorship or support by the Companies or the Bank; or adversely affect the reputation of the Companies or the Bank.

Officers and staff must not act without senior management approval in the following capacities: in any signing capacity on any account of another, except a family member, held at the Bank; or as an official of any organization, except for social, religious, philanthropic or civic organizations, colleges or schools, neighborhood associations, clubs within the Bank, or trade or professional organizations associated with banking or business.

SOUND PERSONAL FINANCES

Employees should avoid any circumstances that may lead to overextension of credit, salary attachments, the drawing of checks against insufficient funds, or other financially embarrassing situations.

The manner in which employees manage their personal finances can affect on-the-job performance and/or the image or the Companies and the Bank in the community. Therefore, if an employee checking account is overdrawn three times within six months, the free privilege may be withdrawn.

Employees and their families should borrow only from financial institutions that regularly lend money. Such borrowing should be done only on a normal basis with no favored treatment.

Employees and their families may not borrow from customers and suppliers except those who engage in lending in the usual course of their business, and then only on terms customarily offered to others under similar circumstances without special concessions as to interest rate, terms, security, repayment terms, and penalties.

EMPLOYMENT OF RELATIVES OR PERSONS HAVING CLOSE PERSONAL RELATIONSHIPS

To minimize security risks and avoid conflicts of interest, immediate family members or other persons with whom an employee has close personal relationships should not work in the same department, be placed in positions where one may supervise another, or be placed where one may be in the position of processing, tracking, monitoring, or recording transactions initiated by the family member. Exceptions to the policy must be approved by senior management.

ACKNOWLEDGMENT

Employees must sign a statement that they have read this Code of Ethical Conduct, understand its provisions, and agree to abide by them.

CODE OF CONDUCT VIOLATIONS

Employees who violate any section of this Code of Ethical Conduct are subject to disciplinary action up to and including termination.

Suspicions of Code of Ethical Conduct violations and/or other criminal activity or business abuses should be reported immediately to an officer of the Companies or the Bank.

To assure orderly operations and provide the best possible work environment, Auburn Savings expects employees to follow rules of conduct that will protect the interests and safety of all employees, customers, shareholders, the Companies and the Bank.

It is not possible to list all the forms of behavior that are considered unacceptable in the workplace. The following are examples of infractions of rules of conduct that may result in disciplinary action, up to and including termination of employment:

•	Engaging in sexual or other unlawful harassment.

•	Theft of property of the Companies or the Bank or that of a customer or of another employee.

•	Failure or refusal to follow a supervisor’s instruction, or gross insubordination.

•	Unauthorized disclosure of confidential information of the Companies, the Bank or any customer.

•	Falsification of Bank records (including employment application) or any other dishonesty of any nature or type.

•	Changing or defacing any time card or asking an unauthorized employee to change a time card.

•	Intentional destruction of property of the Companies, the Bank, any customer or another employee.

•	The use of alcoholic beverages on Bank premises during normal working hours.

•	The sale, purchase or use of drugs or other dangerous substances on Bank premises or while engaged in Bank business or business of the Companies, except in accordance with a medical prescription.

•	Possession of dangerous or unauthorized materials, such as explosives or firearms, in or near the Bank.

•	Instigating or participating in a fight or other acts of violence on Bank property.

•	Boisterous or disruptive activity in the Bank.

•	Conviction of a felony.

•	Walking off the job.

•	Excessive absenteeism or any absence without notice.

•	Violation of personnel or other policies of the Bank or the Companies.

•	Unsatisfactory performance or conduct.

•	Check kiting.